Exhibit 99.1

TASCO Acquisition – Investor FAQ

Facts:

On April 27, 2015, ARI Network Services, Inc. (“ARI”) acquired substantially all of the assets of TASCO Corporation and its affiliated company Signal Extraprise Corporation (“TASCO Technologies” or “TASCO”). ARI anticipates TASCO will continue for the most part to conduct business as usual. TASCO’s product suite will be part of ARI’s Tire and Wheel division, headed by Barry Reese, VP and GM of TCS Technologies, an ARI Company.

Q: How did the acquisition of TASCO come about?
A:  ARI has stated that its growth strategy will be a combination of organic growth and strategic acquisitions. As a result, ARI conducts business development activities on an ongoing basis to identify acquisition targets. TASCO was identified through these activities, and the parties engaged in due diligence and further discussions which ultimately led to a consummated transaction.

Q: What is TASCO?
A:  TASCO is a provider of business management and point-of-sale software designed exclusively for automotive tire and wheel dealers. TASCO is headquartered in Wexford, PA, and will be part of ARI’s Tire and Wheel division headed by Barry Reese, VP and GM of TCS Technologies, an ARI Company. Reese was the principle owner of TCS, which was acquired by ARI in September 2014, and has over 20 years’ experience in the tire and wheel industry. TASCO CEO Aidan J. McKenna will assume the role of Executive Director – TireWorks,  TCS Technologies, an ARI Company and will report to Reese.

TASCO products include:

•	TireWorks® HD, Business Management Software for Tire Dealers
•	TireDataCentral™, Tire Data Lookup
•	TireTrader® B2B eCommerce Suite
•	TireTracker™, Retread Management System for Tire Re-manufacturers
•	TireWorks®, Wholesale Business Management System

Q: How does TASCO fit with ARI?
A. The acquisition allows ARI to expand the development of its technologies to create a wider range of solutions to meet the ever-evolving needs of retailers, wholesalers, distributors and re-manufacturers within the tire and wheel industry and will accelerate ARI’s expansion into the greater automotive aftermarket. The acquisition will allow ARI to grow revenue by allowing our current customers and prospects to benefit from our enhanced product portfolio.

Q: How will TASCO contribute to ARI’s revenue?
A: ARI expects TASCO to add approximately $2M in revenue over the next twelve (12) months, however, there may be volatility in the timing of the revenue given a portion of it is related to perpetual license sales.

Q: What will the impact be on ARI’s EBITDA?
A: TASCO is profitable, and ARI expects the transaction to be accretive to its FY16 EBITDA.

Q: What percentage of TASCO revenue is recurring?
A: ARI estimates approximately 35% to 40% of TASCO’s revenues to be recurring. Their solutions are currently sold via perpetual licenses with recurring maintenance, which results in a lower portion of recurring revenues when license installs are growing. ARI intends to explore moving TASCO’s products to a subscription-based model.

Q: What consideration is ARI paying for this transaction?
A:

$1.75MCash at Closing

$0.2MCash Holdback*

$0.8MEquity**

*To be adjusted based upon a working capital adjustment.

**242,424 shares of ARI’s common stock were issued in connection with the transaction.

Q: How was this transaction funded?

A: The $1.750M cash at closing was funded by a draw down on the ARI’s line of credit with Silicon Valley Bank.

Q: How many customers does TASCO currently have for its point-of-sale software?
A: About 55 customers in approximately 380 locations.

Additional Information:

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This acquisition is consistent with ARI’s strategy to grow the business both organically and through strategic acquisitions. It will help us accelerate our growth within the automotive tire and wheel vertical.

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The marriage of the two companies makes ARI the largest and leading provider of dealer websites and digital marketing services within the automotive tire and wheel vertical, additionally positioning ARI as a major supplier of automotive tire and wheel point-of-sale systems as well as software and websites for tire wholesalers and re-treaders.

Product Related:

Ï	Both companies expect to continue to sell and develop their current product offerings for the foreseeable future.
Ï	We do not anticipate any pricing changes at this time.
Ï	For the majority of customers, their primary points of contact within the business will remain unchanged. In the event there is a change, we will proactively notify the customer.

Notice Regarding Forward-Looking Statements:

Certain statements in this document contain “forward‐looking statements” regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects”, “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the company’s most recent annual report on Form 10‐K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Malloy, Director of Marketing, ARI, +1-414-973-4323, colleen.malloy@arinet.com

Investor inquiries, contact:

Steven Hooser, Three Part Advisors, +1.214.872.2710, shooser@threepa.com